UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): October 27, 2010

Aurum Explorations, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-53481	68-0681042
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

Suite 903 Allied Kajima Building
138 Gloucester Road Wanchai, Hong Kong
Telephone – (852) 2591 1221

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 1.01   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 27, 2010, Aurum Explorations, Inc. entered into and closed a Stock Purchase Agreement with Yau-sing Tang, Aurum’s sole officer, director and majority beneficial shareholder, pursuant to which Aurum issued 3,326,900 shares of its common stock to Wellkey Holdings Limited, an entity owned by Yau-sing Tang.  The total consideration for the 3,326,900 shares of Aurum’s common stock was the cancellation of Aurum’s indebtedness of $33,269 owed to Mr. Tang prior to such issuance.

ITEM 3.02   UNREGISTERED SALES OF EQUITY SECURITIES

On October 27, 2010, Aurum Explorations, Inc. issued 3,326,900 shares of its Common Stock to Wellkey Holdings Limited, an entity owned by Yau-sing Tang, Aurum’s sole officer and director and majority beneficial shareholder.  The total consideration for the 3,326,900 shares of Aurum’s Common Stock was the cancellation of Aurum’s indebtedness of $33,269 owed to Mr. Tang prior to such issuance.  The issuance of Aurum’s shares to Wellkey Holdings Limited was made pursuant to Regulation S under the Securities Act.

Aurum issued these securities in reliance upon Regulation S under the Securities Act.  Each shareholder who received the securities in such instance was not a United States person as defined in Regulation S.  In addition, the Company did not conduct any selling efforts directed at the United States in connection with the offering.  All shares of common stock issued pursuant to Regulation S included a restrictive legend indicating that the shares are being issued pursuant to Regulation S under the Securities Act and are deemed to be “restricted securities.”  As a result, such recipients of the shares will not be able to resell the shares unless in accordance with Regulation S, pursuant to a registration statement, or upon reliance of an applicable exemption from registration under the Securities Act.

ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS

(d)      Exhibits

Exhibit No.	Description
10.1	Stock Purchase Agreement between Aurum Explorations, Inc. and Yau-sing Tang, dated October 27, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 29, 2010

Aurum Explorations, Inc.
(Registrant)

/s/ Yau-Sing Tang
*Signature

Chief Executive Officer
Title